Exhibit 99.1

Contact:

Investors	News Media
Maggie Morris	Linda Megathlin
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES FOURTH

QUARTER AND FULL YEAR 2010 RESULTS

•	Fourth quarter 2010 net revenue was $387.8 million, an increase of 14.7% from the fourth quarter 2009 net revenue of $338.1 million.

•

Fourth quarter 2010 Adjusted Net Income[1] was $80.6 million, or $0.45 per diluted share, an increase of 60.1% versus fourth quarter 2009 Adjusted Net Income[1] of $50.3 million, or $0.34 per diluted share.

•	Fourth quarter 2010 net income was $68.6 million, or $0.38 per diluted share, versus fourth quarter 2009 net income of $13.9 million, or $0.10 per diluted share.

•	December 31, 2010 ending cash balance was $493.7 million.

Almelo, the Netherlands – January 24, 2011 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the fourth quarter and full year ended December 31, 2010.

Highlights of the Fourth Quarter and Full Year Ended December 31, 2010

Fourth quarter 2010 net revenue was $387.8 million, an increase of $49.8 million, or 14.7%, from the fourth quarter 2009 net revenue of $338.1 million. Fourth quarter 2010 net income was $68.6 million, or $0.38 per diluted share, versus net income of $13.9 million or $0.10 per diluted share for the same time period in 2009. Fourth quarter Adjusted Net Income1 was $80.6 million, or $0.45 per diluted share, which is 20.8% of net revenue, versus the fourth quarter 2009 Adjusted Net Income1 of $50.3 million, or $0.34 per diluted share, which is 14.9% of net revenue.

For the full year ended December 31, 2010, net revenue was $1,540.1 million, which was an increase of $405.1 million, or 35.7%, from $1,134.9 million for the same time period in 2009. Net income was $130.1 million, or $0.75 per diluted share, versus a net loss of $27.7 million or $(0.19) per share for the full year ended December 31, 2009. Adjusted Net Income1 was $306.4 million, or $1.77 per diluted share, which is 19.9% of net revenue versus Adjusted Net Income1 of $124.1 million, or $0.86 per diluted share, which is 10.9% of net revenue for the same time period in 2009.

Tom Wroe, Chairman and Chief Executive Officer, said, “We believe that our strong fourth quarter and full year results demonstrate the success of our strategy, our business model and the strength of our execution.” Mr. Wroe added, “For 2011, we will continue to execute on our objectives of maintaining Sensata’s leadership position and growing revenues through increasing content, growth in both emerging and mature markets and identifying accretive acquisitions.”

The Company spent $22.2 million, or 5.7% of net revenue, on research, development and engineering related costs in the fourth quarter of 2010. These costs reside in both the cost of revenue and the research and development lines of the Statement of Operations.

Ending cash balance at December 31, 2010 was $493.7 million. During the fourth quarter, the Company generated cash of $98.4 million from operations, used cash of $17.8 million in investing activities and generated cash of $10.2 million from financing activities.

The Company’s cash conversion cycle, which is defined as days sales outstanding (DSO) plus days on hand inventory (DOH) less days payable outstanding (DPO), was 49.3 days at the end of the fourth quarter compared to 53.4 days at September 30, 2010.

The Company recorded an income tax provision of $2.3 million for the fourth quarter 2010. Approximately $4.9 million of the provision, or 6.1% of Adjusted Net Income1, relates to taxes that are payable in cash, offset by a net tax benefit of approximately $2.6 million related to other tax expense and a net deferred tax benefit. During the fourth quarter, the Company recognized a deferred tax benefit of $18.5 million related to the release of a valuation allowance associated with deferred tax assets in its subsidiary in Japan including the deferred tax asset related to its net operating loss.

The Company’s indebtedness at December 31, 2010 was $1.9 billion. The Company’s net debt2 was $1.4 billion resulting in a leverage ratio of 3.1x. As of December 31, 2010, the Company was in compliance with all of its financial ratios and reporting covenants included in its debt agreements related to its primary operating subsidiary, Sensata Technologies B.V.

Jeff Cote, Chief Administrative and Financial Officer, said “Sensata delivered a solid fourth quarter driven by continued growth in sensors and controls across geographies and product categories. Gross margin increased to a record 39.2%, while our robust cash generating capability allowed us to decrease our leverage in line with the targets we outlined earlier this year. We remain on track to further reduce leverage and drive profitable growth in 2011.”

Guidance

For the full year 2011, the Company anticipates net revenue of $1.70 to $1.74 billion which represents 14 to 17% growth over the full year 2010 net revenue of $1.54 billion after adjusting for approximately $50 million of inventory replenishment which occurred during the first half of 2010. The Company also expects to achieve earnings per diluted share calculated in accordance with generally accepted accounting principles of $0.92 to $1.02 for the full year 2011. In addition, the Company expects Adjusted Net Income1 of $372 to $390 million, or $2.05 to $2.15 per diluted share for the full year 2011. This guidance assumes a share count of 181.2 million for the full year 2011.

The Company anticipates net revenue of $410 to $430 million for the first quarter 2011, which represents growth of 18 to 24% over the first quarter 2010 net revenue of $377.1 million, adjusted for approximately $30 million of inventory replenishment which occurred during the first quarter of 2010. The Company also expects to achieve net income of $36 to $43 million, or earnings per share calculated in accordance with generally accepted accounting principles of $0.20 - $0.24 per diluted share in the first quarter 2011. In addition, the Company expects Adjusted Net Income1 of $87 million to $94 million, or $0.48 - $0.52 per diluted share, for the first quarter 2011. This guidance assumes a share count of 180.9 million for the first quarter 2011.

The Company’s guidance excludes the impact of acquired net revenue related to its previously announced acquisition of the Honeywell Automotive on Board business which would add $10 to $11 million per month to net revenue and would be breakeven at EBITDA and slightly dilutive to Adjusted Net Income1 in 2011.

The earnings per share guidance in accordance with U.S. generally accepted accounting principles (“GAAP”) excludes any potential gain or loss resulting from the movement of the Euro to U.S. dollar exchange rate and the impact on our Euro denominated debt.

[1]	See Non-GAAP Measures for discussion of Adjusted Net Income which includes a reconciliation of this measure to Net Income/(Loss).
[2]

Net debt represents total indebtedness including capital lease and other financing obligations, less cash and cash equivalents. The leverage ratio represents net debt divided by Adjusted EBITDA for the last twelve months.

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its fourth quarter and full year ended December 31, 2010. The U.S. dial in number is 877-486-0682 and the non-U.S. number is 706-634-5536. The passcode is 38106602. A live webcast of the conference call will also be available on the investor relations page of the Company’s web site at http://investors.sensata.com.

For those unable to participate in the conference call, a replay will be available for one week following the call. To access the replay, the U.S. dial in number is 800-642-1687 and the non-U.S. dial in number is 706-645-9291. The replay passcode is 38106602. A replay of the call will be available by webcast for an extended period of time at the company’s website, at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions. Majority-owned by affiliates of Bain Capital Partners, LLC, a leading global private investment firm, and its co-investors, Sensata employs approximately 10,000 people in nine countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements which may involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Such forward-looking statements include, among other things, our anticipated results for the first quarter and full year of 2011. Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; adverse developments in the automotive industry; governmental regulations, policies, and practices relating to our non-US operations and international business; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; pricing and other pressures from customers; fundamental changes in the industries in which the Company operates; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; the loss of one or more suppliers of raw materials; non-performance by suppliers; the

Company’s failure to comply with the covenants contained in the credit agreement governing its subsidiary’s senior secured credit facility or its other debt agreements; integration of acquired companies; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings. Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Statements of Operations

(Unaudited)

($ in 000s)	Three Months Ended December 31,		Full Year Ended December 31,
	2010	2009	2010	2009

Net revenue	$387,842	$338,089	$1,540,079	$1,134,944
Operating costs and expenses:
Cost of revenue	236,051	220,926	948,070	742,080
Research and development	7,411	4,104	24,664	16,796
Selling, general and administrative	38,610	31,651	194,623	126,952
Amortization of intangible assets and capitalized software	36,205	38,021	144,514	153,081
Impairment of goodwill and intangible assets	—	—	—	19,867
Restructuring	(334)	53	(138)	18,086

Total operating costs and expenses	317,943	294,755	1,311,733	1,076,862

Profit from operations	69,899	43,334	228,346	58,082
Interest expense, net	(23,844)	(35,114)	(105,380)	(150,016)
Currency translation gain and other, net	24,863	13,594	45,388	107,695

Income from continuing operations before taxes	70,918	21,814	168,354	15,761
Provision for income taxes	2,308	7,882	38,304	43,047

Income / (loss) from continuing operations, net of taxes	68,610	13,932	130,050	(27,286)
Loss from discontinued operations, net of taxes	—	—	—	(395)

Net income / (loss)	$68,610	$13,932	$130,050	$(27,681)

Net income / (loss) per share:
Basic	$0.40	$0.10	$0.78	$(0.19)
Diluted	$0.38	$0.10	$0.75	$(0.19)
Weighed average shares outstanding
Basic	172,745	144,057	166,278	144,057
Diluted	179,830	146,317	172,946	144,057

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in 000s)
	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$493,662	$148,468
Accounts receivable, net of allowances	198,245	180,839
Inventories	140,949	125,375
Deferred income tax assets	6,566	12,419
Prepaid expenses and other current assets	25,006	19,627
Assets held for sale	559	559

Total current assets	864,987	487,287
Property, plant and equipment, net	234,813	219,617
Goodwill	1,528,954	1,530,570
Other intangible assets, net	723,144	865,531
Deferred income tax asset	4,526	5,543
Deferred financing costs	25,742	41,147
Other assets	5,831	17,175

Total assets	$3,387,997	$3,166,870

Liabilities and shareholders’ equity

Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$16,779	$17,139
Accounts payable	132,828	122,834
Income taxes payable	6,855	8,384
Accrued expenses and other current liabilities	94,030	92,341
Deferred income tax liabilities	4,608	823

Total current liabilities	255,100	241,521
Deferred income tax liabilities	179,089	165,477
Pension and post-retirement benefit obligations	43,021	49,525
Capital lease and other financing obligations, less current portion	39,544	40,001
Long-term debt, less current portion	1,833,370	2,243,686
Other long-term liabilities	30,092	39,502

Total liabilities	2,380,216	2,779,712
Total shareholders’ equity	1,007,781	387,158

Total liabilities and shareholders’ equity	$3,387,997	$3,166,870

SENSATA TECHNOLOGIES HOLDING N.V.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in 000s)
	For the full year ended
	December 31, 2010	December 31, 2009
Cash flows from operating activities:
Net income / (loss)	$130,050	$(27,681)
Net loss from discontinued operations	—	(395)

Net income / (loss) from continuing operations	130,050	(27,286)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation	38,628	48,427
Amortization of deferred financing costs	8,564	9,055
Currency translation (gain) / loss on debt	(72,816)	13,559
Loss/(gain) on repurchase of outstanding Senior and Senior Subordinated Notes	23,474	(120,123)
Share-based compensation	25,421	2,233
Amortization of intangible assets and capitalized software	144,514	153,081
Loss on sale and disposal of assets	119	3,665
Deferred income taxes	24,267	25,763
Impairment of goodwill and intangible assets	—	19,867
(Decrease)/increase from changes in operating assets and liabilities	(22,175)	59,739

Net cash provided by operating activities from continuing operations	300,046	187,980
Net cash used in operating activities from discontinued operations	—	(403)

Net cash provided by operating activities	300,046	187,577

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(52,912)	(14,959)
Proceeds from sale of assets	364	585
Payments on Euro call option	—	(1,075)

Net cash provided by investing activities from discontinued operations	—	372

Net cash used in investing activities	(52,548)	(15,077)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares and restricted securities	433,539	6
Proceeds from exercise of stock options	21,855	—
Payments on U.S. and Euro term loan facilities	(14,717)	(15,087)
Payments on capitalized lease and other financing obligations	(4,638)	(4,159)
Payments for repurchase of outstanding Senior and Senior Subordinated Notes	(338,343)	(57,242)
Advance to shareholder	—	(266)
Payments on revolving credit facility, net	—	(25,000)

Net cash provided by / (used in) financing activities	97,696	(101,748)

Net change in cash and cash equivalents	345,194	70,752
Cash and cash equivalents, beginning of period	148,468	77,716

Cash and cash equivalents, end of period	$493,662	$148,468

Non-GAAP Measures

Adjusted Net Income is a non-GAAP financial measure. We define Adjusted Net Income as follows: net income / (loss) before acquisition, integration and financing costs, impairment of goodwill and intangible assets, restructuring associated with downsizing, stock compensation and management fees, costs related to our initial public offering, gain on extinguishment of debt, currency translation (gain)/loss on debt and (gain)/loss on other hedges, asset step-up and intangible asset depreciation and amortization expenses, deferred income tax and other tax expense, amortization of deferred financing costs and interest expense associated with uncertain tax positions, and other costs. The Company believes Adjusted Net Income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted Net Income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted Net Income is not a measure of liquidity. See the tables below which reconcile Net Income / (Loss) to Adjusted Net Income and Projected GAAP Earnings per share to Projected Adjusted Net Income per share.

The following (unaudited) table reconciles the Company’s Net Income / (Loss) to Adjusted Net Income for the fourth quarters and full years ended December 31, 2010 and 2009.

($ in 000s)	Three Months Ended December 31,		Full Year Ended December 31,
	2010	2009	2010		2009

Net income / (loss)	$68,610	$13,932	$130,050		$(27,681)
Acquisition, integration & financing costs and other significant items	—	2,331	—		22,985
Impairment of goodwill and intangible assets	—	—	—		19,867
Restructuring associated with downsizing	—	155	—		12,276
Stock compensation and management fees	—	2,059	—		6,233
IPO related costs	—	—	66,772		—
Gain on extinguishment of debt	—	—	—		(120,123)
(Gain)/ loss on currency translation on debt and (gain) / loss on other hedges	(24,011)	(12,021)	(74,010)		15,867
Asset step-up and intangible asset depreciation and amortization expense	35,904	40,120	145,184		157,797
Deferred income tax and other tax expense	(2,631)	1,303	28,863	[1]	26,999
Amortization of deferred financing costs and interest expense associated with uncertain tax positions	2,684	2,439	9,548		9,878

Total adjustments	11,946	36,386	176,357		151,779

Adjusted net income	$80,556	$50,318	$306,407		$124,098

Weighted average diluted shares outstanding used in adjusted net income per share calculation[2]	179,830	146,317	172,946		145,128

Adjusted net income per share	$0.45	$0.34	$1.77		$0.86

[1]	Includes $5.2 million of tax related adjustments that appear on the Currency translation gain and other, net line of the Condensed Consolidated Statements of Operations.
[2]

The following table reconciles diluted outstanding shares in accordance with GAAP to diluted outstanding shares used in the calculation of Adjusted Net Income per share. The GAAP diluted outstanding shares number excludes certain shares due to their anti-dilutive nature given the net loss. We believe that including these shares in the diluted number for purposes of calculating Adjusted Net Income per share is more meaningful to investors.

	Three Months Ended December 31,		Full Year Ended December 31,
	2010	2009	2010	2009

GAAP – diluted shares	179,830	146,317	172,946	144,057
Shares excluded from calculation due to net loss	—	—	—	1,071

Adjusted Net Income - diluted shares	179,830	146,317	172,946	145,128

Due to the nature of the Company’s adjustments, the Company believes the following (unaudited) reconciliations of Net Income/(Loss) to Adjusted Net Income for the fourth quarters and full years ended December 31, 2010 and 2009 is meaningful to investors as it identifies where in the Condensed Consolidated Statements of Operations these items are classified.

($ in 000s)	Three Months Ended December 31, 2010			Full Year Ended December 31, 2010
	GAAP P&L	Adjustments	Adjusted P&L	GAAP P&L	Adjustments	Adjusted P&L

Net Revenue	$387,842	$—	$387,842	$1,540,079	$—	$1,540,079
Operating costs and expenses:
Cost of revenue	236,051	(143)	235,908	948,070	(2,102)	945,968
Research and development	7,411	—	7,411	24,664	—	24,664
Selling, general and administrative	38,610	—	38,610	194,623	(43,300)	151,323
Amortization of intangible assets and capitalized software	36,205	(35,761)	444	144,514	(143,082)	1,432
Restructuring	(334)	—	(334)	(138)	—	(138)

Total operating costs and expenses	317,943	(35,904)	282,039	1,311,733	(188,484)	1,123,249

Profit from operations	69,899	35,904	105,803	228,346	188,484	416,830
Interest expense, net	(23,844)	2,684	(21,160)	(105,380)	9,548	(95,832)
Currency translation gain and other, net	24,863	(24,011)	852	45,388	(45,317)	71

Income from operations before taxes	70,918	14,577	85,495	168,354	152,715	321,069
Provision for income taxes	2,308	2,631	4,939	38,304	(23,642)	14,662

Net Income	$68,610	$11,946	$80,556	$130,050	$176,357	$306,407

	Three Months Ended December 31, 2009			Full Year Ended December 31, 2009
	GAAP P&L	Adjustments	Adjusted P&L	GAAP P&L	Adjustments	Adjusted P&L

Net Revenue	$338,089	$—	$338,089	$1,134,944	$—	$1,134,944
Operating costs and expenses:
Cost of revenue	220,926	(3,744)	217,182	742,080	(15,483)	726,597
Research and development	4,104	—	4,104	16,796	—	16,796
Selling, general and administrative	31,651	(3,623)	28,028	126,952	(12,440)	114,512
Amortization of intangible assets and capitalized software	38,021	(37,652)	369	153,081	(151,426)	1,655
Impairment of goodwill and intangible assets	—	—	—	19,867	(19,867)	—
Restructuring	53	(53)	—	18,086	(18,086)	—

Total operating costs and expenses	294,755	(45,072)	249,683	1,076,862	(217,302)	859,560

Profit from operations	43,334	45,072	88,406	58,082	217,302	275,384
Interest expense, net	(35,114)	2,439	(32,675)	(150,016)	9,878	(140,138)
Currency translation gain and other, net	13,594	(12,021)	1,573	107,695	(101,993)	5,702

Income from continuing operations before taxes	21,814	35,490	57,304	15,761	125,187	140,948
Provision for income taxes	7,882	(896)	6,986	43,047	(26,592)	16,455

Income / (loss) from continuing operations, net of taxes	13,932	36,386	50,318	(27,286)	151,779	124,493
Loss from discontinued operations, net of taxes	—	—	—	(395)	—	(395)

Net Income / (loss)	$13,932	$36,386	$50,318	$(27,681)	$151,779	$124,098

The following (unaudited) table reconciles the Company’s projected GAAP earnings per share to projected Adjusted Net Income per share for the first quarter and full year of 2011:

	Three Months Ended March 31, 2011		Full Year Ended December 31, 2011
	Low End	High End	Low End	High End

Projected GAAP earnings per share	$0.20	$0.24	$0.92	$1.02
(Gain)/loss on currency translation on debt and unrealized (gain)/loss on other hedges*	—	—	—	—
Asset step-up and intangible asset, depreciation and amortization expense	0.18	0.18	0.73	0.73
Deferred income tax and other tax expense	0.09	0.09	0.35	0.35
Amortization of deferred financing costs and interest expense associated with uncertain tax positions	0.01	0.01	0.05	0.05

Projected Adjusted Net Income per share	$0.48	$0.52	$2.05	$2.15

Weighted average shares outstanding used in adjusted net income per share calculation	180,900	180,900	181,200	181,200

*	The projected GAAP earnings per share guidance excludes any potential gain or loss resulting from the movement of the Euro to U.S. dollar exchange rate and the impact on our Euro denominated debt.

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to (unaudited) Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation

The accompanying (unaudited) Condensed Consolidated Statements of Operations, Condensed Balance Sheets and Condensed Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s registration statement on Form S-1 filed on November 9, 2010 and the interim financial statements included in the Company’s Form 10-Q for the periods ended March 31, June 30, and September 30, 2010.

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used will change as new events occur or additional information is obtained. Actual results could differ from those estimates.